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                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


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         (as permitted by Rule 14a-6(e) (2))
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                          Battle Mountain Gold Company
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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

                                                                            NEWS
                                                               IMMEDIATE RELEASE
                                                           Contact: Les Van Dyke
                                            (713)653-7248 or lvandyke@bmgold.com
                                                        Web Page: www.bmgold.com


         BATTLE MOUNTAIN GOLD POSTS SMALL LOSS ON LOW GOLD PRICES, SAYS
            FINAL PHOENIX FEASIBILITY STUDY IMPROVES ON EARLIER MODEL

         Houston, July 28, 2000 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a second quarter consolidated net loss of $9.2 million, or 4 cents per share, including foreign currency losses of $4.4 million. The second quarter loss compares with a net loss of $17.2 million, or 7 cents per share in the same period last year, which included a $14.2 million loss related to Lihir Gold Limited (LGL).

         For the first half of 2000, the consolidated net loss was $12.7 million, or 6 cents per share, including foreign currency losses of $3.9 million. This compares with a consolidated loss of $31.7 million, or 14 cents per share in the same period last year, which included a $26.4 million loss related to LGL.

         BMG President and Chief Operating Officer, John A. Keyes, said that the average realized gold price increased to $289 per ounce in the first half, compared with $278 in the same period of last year. Cash flow from operations increased to $21.2 million for the period as a result of improving gold prices and production. The Company's cash position was $65.9 million at the end of the first half, including $42.4 million in restricted cash, which is primarily related to the Company's loan facility. First half gold production of 395,000 ounces and cash costs of $167 per ounce were slightly better than planned and are expected to remain on target for the balance of the year.

         In addition, Keyes said that the Company's previously announced merger with Newmont Mining Corporation is expected to be completed this Fall following customary regulatory approvals and approval by Battle Mountain Gold shareholders. On July 27, early termination of the waiting period applicable to the proposed merger under the Hart-Scott-Rodino Improvements Act of 1976 was granted. Noranda Inc., which owns 28 percent of Battle Mountain Gold, has agreed to vote its shares in favor of the merger.

                                   DEVELOPMENT

         Keyes also reported that work on BMG's Final PHOENIX Feasibility Study has been completed and that the results are largely in line with or improve on the targets projected in the March 2000 interim study. The Feasibility Study does not take into account additional operating synergies that are expected to result from the merger and to further lower costs and increase the rate of return.

                                         FINAL PHOENIX FEASIBILITY STUDY
----------------------------------------------------------------------------------------------------------------
                             FINAL FEASIBILITY JULY 2000                     FEASIBILITY TARGETS MARCH 2000
----------------------------------------------------------------------------------------------------------------
Avg. Mill Feed Grade                                                         Avg. Mill Feed Grade
              Gold (oz/ton)                  0.037                                            0.038
              Silver (oz/ton)                0.286                                            0.285
              Copper (%)                      0.15                                             0.15
----------------------------------------------------------------------------------------------------------------
Avg. Mill Recovery                                                           Avg. Mill Recovery
              Gravity Gold (%)                40.6                                             43.0
              Flotation/SART Au (%)           44.0                                             41.5
                                              ----                                             ----
              Total Au Recovery               84.6                                             84.5
              --------------------------------------------------------------------------------------------------
              Silver (%)                      58.1                                             52.0
              Copper (%)                      85.1                                             83.5
----------------------------------------------------------------------------------------------------------------
Avg. Heap Leach Grade                                                        Avg. Heap Leach Grade
              Gold (oz/ton)                  0.028                                            0.026
              Silver (oz/ton)                0.229                                            0.236
----------------------------------------------------------------------------------------------------------------
Leach Recovery                                                               Leach Recovery
              Gold (%)                        67.1                                             64.5
              Silver (%)                      31.4                                             16.0
----------------------------------------------------------------------------------------------------------------
Mill Ore Total Tons (000s)                   148.4                                            140.2
Milling Rate (tons per day)                 32,500                                           30,000
Strip Ratio                                 2.11:1                                            2.1:1
Contained Au Reserves/Resources           6.3 M oz                                         6.2 M oz
Capital Cost (millions)                     $206.5                                           $189.0
----------------------------------------------------------------------------------------------------------------
GOLD, SILVER, COPPER PRODUCTION            Au,oz/yr   Ag,oz/yr  Cu, Mlbs/yr   Au, oz/yr   Ag, oz/yr  Cu, Mlbs/yr
                                           -------    -------   -----------   ---------   ---------  -----------
              Gravity                      180,000     310,000                  183,500     290,000
              Float/SART                   194,000   1,692,000                  162,500   1,300,000
              Heap Leach                    41,000     153,000                   39,000     100,000
                                            ------     -------                   ------     -------
              TOTAL                        415,000   2,155,000         28.8     385,000   1,690,000        27.5
----------------------------------------------------------------------------------------------------------------
CASH OPERATING COST (PER OZ)                  $170                                             $172
       DD&A (per oz)                            41                                               38
       Sustaining Capital (per oz)              18                                               15
       Reclamation (per oz)                      3                                               11
                                                 -                                               --
TOTAL COSTS (PER OZ)                          $232                                             $236
----------------------------------------------------------------------------------------------------------------
PRE TAX IRR @ $300 AU (%)                       17                                               18
----------------------------------------------------------------------------------------------------------------

         Keyes noted that, based on the same $300 per ounce gold price used in the March study, proven and probable contained gold reserves increased from 5.7 million ounces to 6.1 million ounces. The increased reserves do not take into account ongoing development drilling, and BMG expects to add another 800,000 ounces to the reserve base this year, with significant additional upside potential remaining.

         Mill throughput in the Final Feasibility study increased to 32,500 tons per day from the 30,000 ton-per-day target. Total production estimates increased to 415,000 ounces of gold per year, together with 2.2 million ounces of silver and 28.8 million pounds of copper. This compares with 385,000 ounces of gold,
1.7 million ounces of silver and 27.5 million pounds of copper in the March target case.

         Cash operating costs declined slightly to $170 per ounce, with total production costs declining to $232, including sustaining capital. Total capital costs increased to $206 million, including an $18.3 million contingency allowance. The pre-tax internal rate of return is estimated at 17%.

         At the LLALLAGUA bio-oxidation demonstration plant adjacent to the 88%-owned Kori Kollo mine in Bolivia, processing of Llallagua and Nueva Esperanza ores continued. A recently completed scoping study has generally supported earlier expectations and confirmed contained gold mineralization of
1.3 million ounces. In addition, a 34 hole drilling program has been completed to evaluate areas that could have significant impacts on the Llallagua sulfide project by testing new areas and extending known mineralization. Assays overall were generally encouraging and have identified three promising mineralized targets. These new targets occur outside the current pit designs and will expand the resource. Of special note is the higher grade of recent intercepts, many of which are over twice the average Llallagua resource grade. Recent results include .172 opt gold (Au) over 35.1 ft., .117 opt Au/29.5 ft. and .108 opt Au/59.0 ft. Based on these positive results, a second phase of drilling totaling 35-40 holes will be implemented shortly. This program will further test these new areas to expand the Llallagua deposit and provide detailed information on resource grade, stripping ratio, ore controls and model parameters.

                                   OPERATIONS

         In Canada, the GOLDEN GIANT mine performed well during the first half and is expected to be on target for the year. Shaft deepening and additional development for Block 5 is on schedule. At KORI KOLLO, production was slightly below plan, and cash operating costs for the period were about 12% over target, primarily due to higher equipment-maintenance and fuel costs. Production from the 84.65%-owned HOLLOWAY mine was slightly above plan for the first six months. BMG's 50% joint venture interest in the VERA/NANCY mine at the Pajingo complex in Queensland, Australia, completed the first half above plan in terms of production, with cash costs averaging $99 per ounce for the period.

                                   EXPLORATION

         Positive exploration developments for the first half include significant drill results from the Holloway area in Canada, Copper Basin in Nevada, Casposo in Argentina, and Llallagua in Bolivia.

Exploration in Canada during the quarter focused on the HOLLOWAY area. East of the Holloway mine, surface drilling continued to expand the Blacktop deposit. Mineralization is open to the west and is currently being drilled. The first drill hole to test this westerly extension assayed .185 opt Au/10.2 ft. This drilling is expected to be completed early in the third quarter and will provide resource information required for an internal study on the viability of developing the Blacktop deposits.

         On the western side of the Holloway mine, the first phase of the 505 West exploration drift to evaluate Lightning and Middle zone mineralization west of the current mine limits is nearly complete. In this area, very positive developments have been made in defining Middle zone mineralization. Significant values returned include .616 opt Au/19.4 ft.,
 .228 opt Au/15.1 ft. and .229 opt Au/18 ft. In addition, the 505 West level has encountered a northeast trending quartz tourmaline vein with high-grade gold values. The vein trend is normal to all other mineralization at Holloway and had not been recognized previously. The vein has been cut by 14 underground holes to-date, and drilling is continuing. The average drill intercept is 5.8 ft. wide, grading .415 opt gold. Based on these positive developments, further work will commence immediately. The expectation is that the 505 West exploration program will outline additional reserves equivalent to one year's production (approximately 100,000 ounces).

         Aside from the Phoenix development work, exploration drilling at the BATTLE MOUNTAIN COMPLEX during the second quarter of 2000 focused on the Copper Basin area 7 miles to the north of Phoenix. A 16-hole program totaling 7,000 ft. is under way at the Surprise area at Copper Basin with the objective of drilling off an indicated resource which has the potential to contain significant amounts of gold and copper.

         In Argentina, work focused on the Casposo project. Based on results to date, a preliminary study was completed to determine the general economics of the mineralized zone and to identify areas for significant improvement. Metallurgical test work indicates a total recovery of 98.5% for gold using gravity concentration and 96.7% for silver. At $300 gold, preliminary resource calculations indicate 1.9 million tons of ore grading 0.186 opt gold and 3.358 opt silver, or approximately 350,000 ounces of gold and 6.4 million ounces of silver. Further drilling is planned with excellent potential to expand this resource.

                                      #####

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This press release includes forward-looking information and statements about Battle Mountain Gold, Newmont Mining Corporation and the combined company after completion of the proposed merger that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipates," "believes," "intends," "estimates" and similar expressions. The forward-looking information and statements in this press release are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Battle Mountain Gold and Newmont, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public filings with the U.S. Securities and Exchange Commission (SEC) made by Battle Mountain Gold and Newmont; risks and uncertainties with respect to the parties' expectations regarding the timing, completion and accounting and tax treatment of the merger, the value of the merger consideration, production and development opportunities, conducting worldwide operations, earnings accretion, cost savings, revenue enhancements, synergies and other benefits anticipated from the transaction; and the effect of gold price and foreign exchange rate fluctuations, and general economic conditions such as changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, the occurrence of significant natural disasters, civil unrest and general market and industry conditions.

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Battle Mountain Gold in connection with the proposed merger, and their interests in the solicitation, are set forth in a Schedule 14A filed by Battle Mountain Gold on June 21, 2000 with the SEC. Battle Mountain Gold filed a preliminary proxy statement/prospectus with the SEC on July 21, 2000. In addition, Battle Mountain Gold and Newmont will be filing a definitive proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Investors are urged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Battle Mountain Gold are available free of charge by contacting Battle Mountain Gold Company, 333 Clay Street, 42nd Floor, Houston, Texas 77002, (713) 650-6400. Documents filed with the SEC by Newmont may be obtained free of charge by contacting Newmont Mining Corporation, 1700 Lincoln Street, Denver, CO 80203, (303) 863-7414. Investors should read the definitive proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                               Three months ended             Six months ended
                                                                    June 30                         June 30
                                                             --------------------            --------------------
                                                               2000         1999              2000         1999
                                                             --------    --------            -------      -------
US$ millions, except per share amounts                                 (as restated)                   (as restated)
--------------------------------------
Sales                                                        $   59.2    $   53.4            $ 121.7      $ 107.2
                                                             --------    --------            -------      -------
Costs and expenses
   Production costs                                              36.2        35.7               75.6         71.6
   Depreciation, depletion and amortization                      15.2        15.8               32.7         30.2
   Exploration, evaluation & other lease costs, net               3.8         5.3                7.4          9.2
   Merger expense                                                 0.7          -                 0.7           -
   General and administrative expenses                            2.6         4.0                5.9          7.4
                                                             --------    --------            -------      -------
         Total costs and expenses                                58.5        60.8              122.3        118.4
                                                             --------    --------            -------      -------

Operating Income (Loss)                                           0.7        (7.4)              (0.6)       (11.2)

   Interest expense                                              (3.7)       (3.8)              (7.5)        (7.5)
   Interest income                                                0.9         2.0                2.0          3.6
   Equity in losses and impairment of Lihir                        -        (14.2)                -         (26.4)
   Foreign currency exchange gain (loss), net                    (4.4)        3.7               (3.9)         6.8
   Minority interest in net loss                                  0.6         3.9                0.8          4.0
   Other income, net                                               -          0.4                0.1          0.8
                                                             --------    --------            -------      -------
Loss Before Income Taxes                                         (5.9)      (15.4)              (9.1)       (29.9)

   Income tax benefit (expense)                                  (1.9)        0.1               (1.0)         2.2
   Mining tax benefit (expense)                                   0.4        (0.1)               1.1         (0.3)
                                                             --------    --------            -------      -------
Net Loss                                                         (7.4)      (15.4)              (9.0)       (28.0)
    Preferred dividends                                           1.8         1.8                3.7          3.7
                                                             --------    --------            -------      -------

Net Loss to Common Shares                                    $   (9.2)   $  (17.2)          $  (12.7)     $ (31.7)
                                                             ========     =======            =======       ======

Loss per Common Share - Basic and Diluted                    $   (.04)   $   (.07)          $   (.06)     $  (.14)
                                                             ========    ========           ========      =======

Average Common Shares Outstanding for
  Basic and Diluted Loss per Share Purposes                     229.9       229.8              229.9        229.8
                                                             ========    ========           ========      =======

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                  June 30,        December 31,
US$ millions                                                        2000              1999
------------                                                      -------         ------------
                                                                                  (as restated)
ASSETS
   Current assets
     Cash and cash equivalents                                 $   23.5           $   91.0
     Restricted cash                                                1.7                0.2
     Accounts and notes receivable, net                            12.4               13.2
     Product inventories                                            8.7                8.7
     Materials and supplies, net, at average cost                  20.3               22.4
     Marketable equity securities                                  43.9                 -
     Other current assets                                           7.3                7.7
                                                               --------           --------
         Total current assets                                     117.8              143.2
                                                               --------           --------

   Investments
     Investment in Lihir                                             -                68.4
     Other investments                                             12.5               10.6
                                                               --------           --------
         Total investments                                         12.5               79.0
                                                               --------           --------

   Restricted cash                                                 40.7               40.0

   Property, plant and equipment, net                             282.9              299.6

   Other assets                                                     4.0                6.7
                                                               --------           --------
Total Assets                                                   $  457.9           $  568.5
                                                               ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities
     Short-term borrowings                                     $    5.0           $     -
     Current maturities of long-term debt                           9.9                2.6
     Debt due upon disposal of Lihir                               30.0               30.0
     Accounts payable                                              19.0               16.0
     Income and mining taxes payable                               11.1               16.7
     Other current liabilities                                     18.6               23.6
                                                               --------           --------
         Total current liabilities                                 93.6               88.9

   Long-term debt                                                 157.5              176.8
   Deferred income and mining taxes                                61.3               64.5
   Other liabilities                                               52.7               54.5
                                                               --------           --------
         Total Liabilities                                        365.1              384.7

   Minority interest                                                5.0               65.1

   Shareholders' equity                                            87.8              118.7
                                                               --------           --------
Total Liabilities and Shareholders' Equity                     $  457.9           $  568.5
                                                               ========           ========

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                  Six months ended
                                                                                      June 30
                                                                          ------------------------------
US$ millions                                                                    2000            1999
------------                                                                    ----            ----
                                                                                           (as restated)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                               $    (9.0)         $  (28.0)
   Adjustments to reconcile net loss to net cash flows
       from operating activities:
       Depreciation, depletion and amortization                                32.7              30.2
       Deferred income and mining taxes                                        (1.1)             (5.4)
       Equity in losses and impairment of Lihir                                  -               26.4
       Foreign currency exchange loss (gain), net                               3.9              (6.8)
       Change in working capital accounts, net                                 (1.5)             (5.7)
       Other, net                                                              (3.8)             (6.0)
                                                                          ---------          --------
Net Cash Flows Provided by Operating Activities                                21.2               4.7
                                                                          ---------          --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                       (22.9)            (22.9)
   Crown Butte liquidating dividend to minority shareholders                     -              (11.0)
   Effects on cash of the Niugini Mining and Lihir merger                     (54.7)               -
   Other, net                                                                  (0.8)             (0.2)
                                                                          ---------          --------
Net Cash Flows Used in Investing Activities                                   (78.4)            (34.1)
                                                                          ---------          --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Debt repayments                                                            (12.0)            (24.4)
   Increase (decrease) in short-term borrowings                                 5.0             (14.9)
   Cash dividend payments                                                      (3.7)             (3.7)
   Decrease (increase) in restricted cash                                      (2.2)              0.5
   Other, net                                                                    -                0.3
                                                                          ---------          --------
Net Cash Flows Used in Financing Activities                                   (12.9)            (42.2)
                                                                          ---------          --------
Effect of Exchange Rate Changes on Cash                                         2.6               1.6
                                                                          ---------          --------
Net Decrease in Cash and Cash Equivalents                                     (67.5)            (70.0)
Cash and cash equivalents at beginning of period                               91.0             197.2
                                                                          ---------          --------
Cash and Cash Equivalents at End of Period                                $    23.5          $  127.2
                                                                          =========          ========

                          BATTLE MOUNTAIN GOLD COMPANY
                   SUPPLEMENTAL INFORMATION - (UNAUDITED) (1)
           (Data reflects BMG attributable interests, except as noted)
                           (US$, ounces in thousands)

                                                               Three months ended             Six months ended
                                                                    June 30                         June 30
                                                             --------------------            --------------------
                                                               2000         1999              2000         1999
                                                             --------    --------            -------      -------
GOLDEN GIANT
    Gold ounces recovered                                     84             86                  173         164
    Silver ounces recovered                                    5              4                   12           7
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 149          $ 151                $ 149       $ 158
    Depreciation, depletion and amortization                  66             68                   67          66
    Reclamation and mine closure costs                         6              4                    6           4
                                                           -----          -----                -----       -----
    Total production costs                                 $ 221          $ 223                $ 222       $ 228
-------------------------------------------------------------------------------------------------------------------
KORI KOLLO (88% Interest)
    Gold ounces recovered                                     56             62                  118         126
    Silver ounces recovered                                  166            165                  298         366
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced (2)
    Cash production costs                                  $ 219          $ 195                $ 209       $ 189
    Depreciation, depletion and amortization                  92             89                   91          87
    Reclamation and mine closure costs                         5             11                    5          11
                                                           -----           ----                -----        ----
    Total production costs                                 $ 316          $ 295                $ 305       $ 287
-------------------------------------------------------------------------------------------------------------------
HOLLOWAY (84.65% Interest)
    Gold ounces recovered                                     21             23                   44          43
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 218          $ 204                $ 213       $ 205
    Depreciation, depletion and amortization                 132            133                  134         130
    Reclamation and mine closure costs                         3              3                    3           2
                                                           -----          -----                -----       -----
    Total production costs                                 $ 353          $ 340                $ 350       $ 337
-------------------------------------------------------------------------------------------------------------------
VERA/NANCY (50% Interest)
    Gold ounces recovered                                     35             16                   60          30
    Silver ounces recovered                                   26             12                   45          24
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $  82          $ 119                $  99       $ 118
    Depreciation, depletion and amortization                  36             36                   42          34
    Reclamation and mine closure costs                         2              1                    2           1
                                                           -----          -----                -----       -----
    Total production costs                                 $ 120          $ 156                $ 143       $ 153
-------------------------------------------------------------------------------------------------------------------
===================================================================================================================
AGGREGATE DATA
    Gold ounces recovered                                    196            187                 395          363
    Average price per gold ounce realized                  $ 287          $ 271               $ 289        $ 278
    Silver ounces recovered                                  197            181                 355          397
    Average price per silver ounce realized                $4.53          $5.08               $4.77        $5.19
-------------------------------------------------------------------------------------------------------------------
   Weighted Average Cost per Gold Ounce Produced
    Cash production costs                                  $ 164          $ 170               $ 167        $ 171
    Depreciation, depletion and amortization                  76             80                  77           79
    Reclamation and mine closure costs                         5              6                   5            6
                                                           -----          -----               -----        -----
    Total production costs                                 $ 245          $ 256               $ 249        $ 256
===================================================================================================================

                                           BATTLE MOUNTAIN GOLD COMPANY
                                    SUPPLEMENTAL INFORMATION - (UNAUDITED) (1)
                           (Data reflects BMG attributable interests, except as noted)
                                            (US$, ounces in thousands)

                                                             Three months ended                Six months ended
                                                                  June 30                           June 30
                                                            --------------------               -----------------
                                                             2000           1999                2000        1999
                                                             ----           ----                ----        ----
AGGREGATE DATA (cont.)
   Gold ounces recovered - 100%                              204            195                 411          380
   Gold ounces sold - 100%                                   203            194                 415          380
   Gold ounces sold - BMG share                              196            186                 399          363
----------------------------------------------------------------------------------------------------------------
   Silver ounces recovered - 100%                            220            203                 396          447
   Silver ounces sold - 100%                                 224            202                 395          447
   Silver ounces sold - BMG share                            201            180                 355          397
================================================================================================================

(1) Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs.

(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost calculations and are therefore not included in these cost calculations.

================================================================================================================
                                             DERIVATIVES OUTSTANDING
                                                 At July 26, 2000
                                                 ----------------
                                                                                                       Total or
                                               2000        2001        2002       2003       2004      Average
                                               ----        ----        ----       ----       ----      -------
Call options
        Ounces                                   125        149         149        149         20        592
        Average price per ounce                $ 334      $ 358       $ 358      $ 358      $ 372      $ 353

Put options
        Ounces                                    75        149         149        149         20        542
        Average price per ounce                $ 297      $ 297       $ 297      $ 297      $ 302      $ 297

Forwards
        Ounces                                    25         38          38         38          2        141
        Average price per ounce                $ 316      $ 317       $ 317      $ 317      $ 326      $ 317
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The put options are the minimum price Battle Mountain will receive, while the call options, having a higher price, allow participation in a rising gold market. All ounces sold through the forwards will be at the stated prices. The above derivatives have no margin requirements nor do they subject Battle
Mountain to lease rate exposure. The above ounces represent between 3% and 46%
of estimated production for each period from July 27, 2000 through March 31,
2004, with a weighted average of approximately 20% of total estimated production for those periods combined.